EXHIBIT 99.1

THE WORLD WIDE LEADER IN DIGITAL PROJECTION

corporate headquarters

27700B sw parkway avenue

wilsonville

oregon

97070

503.685.8888

800.294.6400

www.infocus.com

Investor Relations Contacts:	Public Relations Contact:

John V. Harker	John Fread
Chief Executive Officer	Global Public Relations
InFocus Corporation	InFocus Corporation
(503) 685-8602	(503) 685-8170

Michael Yonker

Chief Financial Officer

InFocus Corporation

(503) 685-8603

InFocus® Announces Second Quarter 2004 Financial Results

Company returns to profitability in second quarter

WILSONVILLE, Ore., July 27, 2004 – InFocus® Corporation (Nasdaq: INFS) today announced its second quarter 2004 financial results and a return to profitability for the quarter.  On revenues of $162.2 million and improved gross margins of 18.1 percent, the company posted net income of $0.4 million in the second quarter, or $0.01 per share compared to a net loss of $4.4 million, or ($0.11) per share for the first quarter.

Quarterly Revenue, Unit, ASP and Gross Margin Comparisons

Second quarter revenues of $162.2 million were up 12 percent from revenues of $145.4 million in the first quarter and up 21 percent from $134.3 million in the second quarter of 2003.  Unit shipments were up 20 percent compared to the first quarter and 33 percent compared to the second quarter of 2003.  Average Sales Prices (ASP) for the second quarter declined 13 percent as overall industry availability of product improved relative to the first quarter combined with a mix shift to value priced products during the quarter.  Gross margins for the second quarter increased sequentially for the fourth consecutive quarter to 18.1 percent from 17.2 percent in the first quarter.

Operating Expenses and Earnings Comparison Excluding Non-Recurring Items

Operating expenses were $29.8 million for the second quarter of 2004, a reduction of $0.7 million from the first quarter and a reduction of $4.8 million from the second quarter of 2003, exclusive of restructuring charges in each of these prior periods.  The decline in operating expenses is a result of our ongoing efforts to reduce the company’s cost structure.

Net income for the second quarter is $0.4 million or $0.01 per share, which compares to a pro forma net loss of $4.0 million for the first quarter or ($0.10) per share and a pro forma net loss of $36.5 million for the second quarter of 2003 or ($0.93) per share.

Balance Sheet

Cash and marketable securities were $138.9 million with no debt at the end of the second quarter.  The company invested cash during the second quarter into working capital, primarily for use in growing inventory supply to support growth in anticipated seasonal demand in the second half of the year.  The use of cash for working capital was partially offset by an increase in value of the company’s strategic joint development investments in emerging technology companies.  As of June 30, 2004, the total unrealized appreciation in these investments is approximately $39 million.  Days sales outstanding on accounts receivable were 60 at the end of the second quarter, down 2 days from the end of the first quarter.

Outlook for Q3 and 2004

Historically, the third quarter slows due to the European holiday season offset somewhat by seasonally high U.S. education and government spending.  In the third quarter, the company should also see the benefit of the front end of its first full holiday buying season in retail.  Based on improved product availability, an improving global economy, a completely refreshed product lineup, and positive industry dynamics, revenues are expected to grow during the third quarter and remainder of 2004.  Revenues are expected to increase in the third quarter to between $170 million and $180 million.  Revenues for the full year are expected to grow between 10 percent and 15 percent above 2003 levels.

The company achieved its targeted gross margins of between 16 percent and 18 percent during the first half of the year and expects gross margins to remain in this range for the remainder of 2004. Where the company ends up within that range in any specific quarter will depend primarily on product mix, availability of key components and the competitive pricing environment during that particular quarter.

Operating expenses for the third and fourth quarter are expected to increase modestly from the second quarter with increased focus on sales and marketing activities to drive revenue growth and increased expenses incurred as the company completes its efforts to comply with the internal control certification requirements of the Sarbanes-Oxley Act.

The company expects profits to grow sequentially in each of the next two quarters from the second quarter level.

“Overall, we are pleased, but not yet satisfied, with the progress we have made achieving sequential quarterly financial improvement for the last four quarters,” said John V. Harker, Chairman and CEO.  “We continued to make strategic investments in emerging technologies, product development, channel expansion, and infrastructure efficiency laying the foundation for transforming the company for expansion beyond front projection and into large area displays and rear projection.  We believe we have positioned the company to take advantage of the market growth opportunities in our traditional front projection markets and in the fast growing RPTV and ultra-thin display markets to drive profitable growth as we go forward,” concluded Harker.

Reconciliation of GAAP and Pro Forma Information

In prior periods, the company has recorded non-recurring charges that are excluded from operating expenses and earnings for comparative purposes.  In accordance with SEC FR-59, we have attached a Statement of Reconciliation of GAAP Earnings.

Conference Call Information

The company will hold a conference call today at 11:00 a.m. eastern time. The session will include brief remarks and a question and answer period. The conference can be accessed by calling (866) 904-2211 (U.S. participants) or (416) 641-2145 (outside U.S. participants), or via live audio Web cast at www.infocus.com.  Upon completion of the call, the Web cast will be archived and accessible on our website for individuals unable to listen to the live telecast.  The conference call replay will also be available through August 2, 2004 by calling (888) 509-0081 (U.S.) or (416) 695-9728 (outside U.S.).  A Pin # is not required.

This press release includes forward-looking statements, including statements related to anticipated revenues, gross margins, expenses, earnings, availability of components and subassemblies manufactured for the company, inventory, backlog and new product introductions.  Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: 1) in regard to revenues, gross margins, inventory and earnings uncertainties associated with market acceptance of and demand for the company’s products, the impact competitive and economic factors have on business buying decisions, dependence on third party suppliers and the impact of regulatory actions by authorities in the markets we serve; 2) in regard to product availability and backlog, uncertainties associated with manufacturing capabilities, availability of critical components and dependence on third party suppliers; and 3) in regard to new product introductions, ability of the company to make timely delivery of new platforms, uncertainties associated with the development of technology, uncertainties with product quality and availability with the transition to offshore contract manufacturing and the establishment of full manufacturing capabilities, dependence on third party suppliers and intellectual property rights.  Investors are directed to the company’s filings with the Securities and Exchange Commission, including the company’s 2003 Form 10-K, which are available from the company without charge, for a more complete description of the risks and uncertainties relating to forward looking statements made by the company as well as to other aspects of the company’s business.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS) has been innovating and developing new ways for people to share big pictures and ideas in business, education and home entertainment for almost twenty years. Beginning with our worldwide leadership in digital projectors, today our expertise extends beyond projection into large format displays, rear projection televisions, wireless connectivity, networking software and engine technology all designed to make the presentation of ideas, information, and entertainment an exhilarating experience.

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

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InFocus, Proxima, LiteShow and LP are registered trademarks and ASK and ScreenPlay are trademarks of InFocus Corporation,” and Digital Light Processing” and “DLP” are trademarks of Texas Instruments.

InFocus Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003

Revenues	$162,229	$134,333	$307,678	$279,448
Cost of revenues	132,820	134,226	253,277	255,282
Gross margin	$29,409	$107	$54,401	$24,166

Operating expenses:
Marketing and sales	17,077	19,194	34,878	37,829
Research and development	7,320	8,392	14,521	17,462
General and administrative	5,383	6,947	10,874	15,419
Restructuring costs	—	3,700	450	3,700
	$29,780	$38,233	$60,723	$74,410

Loss from operations	$(371)	$(38,126)	$(6,322)	$(50,244)

Other income, net	397	128	2,149	827
Income (loss) before income taxes	26	(37,998)	(4,173)	(49,417)
Provision (benefit) for income taxes	(400)	2,153	(150)	3,198
Net income (loss)	$426	$(40,151)	$(4,023)	$(52,615)

Basic earnings (loss) per share	$0.01	$(1.02)	$(0.10)	$(1.34)

Diluted earnings (loss) per share	$0.01	$(1.02)	$(0.10)	$(1.34)

Basis shares outstanding	39,591	39,396	39,570	39,364

Fully diluted shares outstanding	40,365	39,396	39,570	39,364

InFocus Corporation

Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	June 30, 2004	December 31, 2003

Assets
Current Assets:
Cash, cash equivalents and restricted cash	$75,707	$94,627
Marketable securities	58,938	44,786
Accounts receivable, net of allowances	108,746	116,138
Inventories	107,975	62,255
Outsourced manufacturer receivables	478	3,947
Other current assets	13,949	17,642
Total Current Assets	365,793	339,395

Marketable securities	4,259	4,822
Property and equipment, net	17,972	15,890
Other assets, net	8,600	5,991
Total Assets	$396,624	$366,098

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$99,087	$85,869
Other current liabilities	33,681	38,673
Total Current Liabilities	132,768	124,542

Other Long-Term Liabilities	3,430	3,677

Shareholders’ Equity:
Common stock and additional paid-in capital	165,242	164,622
Other comprehensive income:
Foreign currency translation	24,301	28,608
Unrealized gain on equity securities	38,609	8,352
Retained earnings	32,274	36,297

Total Shareholders’ Equity	260,426	237,879

Total Liabilities and Shareholders’ Equity	$396,624	$366,098

InFocus Corporation

Reconciliation of GAAP Earnings

(In millions, except per share amounts)

(Unaudited)

	Second Quarter 2004			First Quarter 2004
	Net Loss	Net Income Per Share	Operating Expenses	Net Loss	Net Income (Loss) Per Share	Operating Expenses

GAAP	$0.4	$0.01	$29.8	$(4.4)	$(0.11)	$30.9

Adjustments:

Restructuring charges, net of income taxes	$—	$—	$—	$0.5	$0.01	$(0.5)

Proforma excluding non-recurring adjustments	$0.4	$0.01	$29.8	$(4.0)	$(0.10)	$30.5

	Second Quarter 2004			Second Quarter 2003
	Net Loss	Net Income Per Share	Operating Expenses	Net Loss	Net Income (Loss) Per Share	Operating Expenses

GAAP	$0.4	$0.01	$29.8	$(40.2)	$(1.02)	$38.2

Adjustments:

Restructuring charges, net of income taxes	$—	$—	$—	$3.7	$0.09	$(3.7)

Proforma excluding non-recurring adjustments	$0.4	$0.01	$29.8	$(36.5)	$(0.93)	$34.5

	Year-to-Date 2004			Year-to-Date 2003
	Net Loss	Net Income (Loss) Per Share	Operating Expenses	Net Loss	Net Income (Loss) Per Share	Operating Expenses

GAAP	$(4.0)	$(0.10)	$60.7	$(52.6)	$(1.34)	$74.4

Adjustments:

Restructuring charges, net of income taxes	$0.5	$0.01	$(0.5)	$3.7	$0.09	$(3.7)

Proforma excluding non-recurring adjustments	$(3.6)	$(0.09)	$60.3	$(48.9)	$(1.24)	$70.7